Exhibit 4.21
English translation – for information purposes only

12 February 2015

EURONAV NV
LONG TERM INCENTIVE PLAN 2015

English translation – for information purposes only

1	Definitions
"Acceptance Notification"	:
means the written notification substantially in the form as attached in Annex A to this Plan whereby the Beneficiary notifies the Company of his/her full or partial acceptance of the LTIP Grant, in accordance with the provisions set out in this Plan;

"Affiliated Entity"	:	means, in relation to any person or legal entity, any undertaking which relates to that person or legal entity as set out in Article 11 of the Belgian Companies Code;
"Bad Leaver Event"	:	means the termination of the Professional Relationship between a Participant and a Group Company due to any of the reasons described in Article 7.2 of this Plan;
"Beneficiary"	:
means (i) a member of the Executive Committee, (ii) a direct report of a member of the Executive Committee; and (iii) any other employee of a Group Company recommended by the Executive Committee and approved by the Board of Directors;

"Board of Directors"	:	means the board of directors of the Company or any person or committee duly authorized by the board of directors of the Company;
"Business Day"	:	means a day, other than Saturday or Sunday, on which banks are open for business in Belgium and the United States;
"Cause"	:	means fraud or gross misconduct by a Participant;
"Company"	:
means Euronav NV, a company incorporated under the laws of Belgium, with registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium and registered with the Register of Legal Entities under number 0860.402.767;

"Change of Control"	:	means the occurrence of any of the following events:

(i)
during any period of twenty four (24) consecutive calendar months, individuals who were directors of the Company on the first day of such period cease for any reason to constitute a majority of the Board; or

(ii)	a change of Control takes place;

English translation – for information purposes only

"Control"	:	means control over a company as defined in article 5 to 9 of the Belgian Companies Code;
"Delivery Date"	:	has the meaning set out in Article 6.1.2 of this Plan;
"Disability"	:
means the permanent disablement of a Participant which prevents that Participant from attending any business or occupation for which he/she is reasonably suited by training, education or experience and which lasts twelve consecutive months and at the end of such twelve-month period is beyond reasonable hope of improvement;

"Executive Committee"	:	means the executive committee of the Company;
"Exercise Date"	:	has the meaning as set out in Article 5.3.3(ii) of this Plan;
"Exercise Notification"	:
means the written notification substantially in the form as attached in Annex B to this Plan, as may be amended by the Company, whereby the Stock Option Holder notifies the Company or any third party designated by the Company of his/her desire to exercise Stock Options;

"Exercise Period"	:	means the period during which the Stock Option Holder can exercise its Stock Options as set out in Article 5.3.2(i) of this Plan;
"Exercise Price"	:	means the price in euro indicated by the Board of Directors in the Offer for which a Stock Option Holder can exercise during the Exercise Period one (1) Stock Option and acquire one (1) Share;
"Good Leaver Event"	:	means the termination of the Professional Relationship between a Participant and a Group Company due to any of the reasons described in Article 7.1 of this Plan;
"Group"	:	means the Company and any of its Affiliated Entities;
"Group Company"	:	means any company being part of the Group;
"Leaver Instance"	:
means each instance which in respect of a Participant gives rise to the termination of his/her Professional Relationship with a Group Company either in the context of a Good Leaver Event or a Bad Leaver Event;

"LTIP Award"	:	means Stock Option(s) and/or RSU(s) accepted by a Beneficiary in accordance with this Plan and the terms and conditions of the LTIP Grant;

English translation – for information purposes only

"LTIP Grant"	:
means a grant made to a Beneficiary under this Plan which is composed as follows: (i) 60% of the award value is delivered as RSUs; and (ii) 40% of the award value is delivered as Stock Options, unless if otherwise indicated in the Offer;

"Offer"	:	means the written notification pursuant to which the Company offers a LTIP Grant to a Beneficiary in accordance with Article 3.2 of this Plan;
"Offer Date"	:	means the date a Beneficiary is notified in writing by the Board of Directors that he or she is offered a LTIP Grant;
"Participant"	:	means an individual person or a legal entity who is a Stock Option Holder and/or a RSU Holder;
"Plan"	:	means this Long Term Incentive Plan 2015 of the Company, as may be amended from time to time;
"Professional Relationship"	:	means the employment contract between a Participant and a Group Company, a Service Agreement between a Participant and a Group Company or the mandate of a Participant at a Group Company;
"Remuneration Committee"	:	means the remuneration committee of the Company;
"Resignation"	:	means the voluntary termination of the Professional Relationship with the Group Company by the Participant for motives other than a Good Leaver Event;
"Retirement"	:	means either (a) attaining the legal retirement age in the relevant jurisdiction, or (b) each of the Group Company and the Participant agreeing to early retirement no earlier than the age of 60;
"RSU"	:
means a restricted stock unit that represents an unfunded and unsecured promise to deliver one (1) Share or the cash equivalent of this Share at the time of vesting in accordance with the terms and conditions of this Plan;

"RSU Holder"	:	means the holder of a RSU granted under this Plan;
"RSU Vesting Period"	:	means the vesting period of the RSUs, being the period between the Offer Date and the third (3rd) anniversary of the Offer Date;

English translation – for information purposes only

"Secretary"	:
means Mrs Ann Vleugels, HR manager and any person appointed by the Board of Directors to receive the Acceptance Notifications and the Exercise Notifications, or if she is unavailable, the General Counsel of the Company or any other person appointed by him/her;

"Service Agreement"	:
means each agreement pursuant to which services, such as among others management or consultancy services, are rendered by a self-employed individual or a legal entity for the benefit of a Group Company;

"Shares"	:	means all issued Shares in the Company from time to time, which are, at the discretion of the Company, listed on Euronext Brussels or the New York Stock Exchange;
"Stock Option"	:	means the right of a Stock Option Holder to purchase from the Company one (1) Share at the Exercise Price in accordance with the terms and conditions of this Plan;
"Stock Option Holder"	:	means the holder of a Stock Option granted under this Plan;
"Term"	:	means the term of the Stock Options, as the case may be, as set out in Article 5.1 of this Plan;
"VWAP"	:	means the volume weighted average price.
2	Object of the Plan
2.1	The purpose of this Plan is to align Participants and shareholder interests by providing a proportion of variable compensation directly linked to the performance of the Company's Share price. This variable compensation is structured as a LTIP Grant composed out of RSUs and Stock Options.
2.2	Each RSU grants the RSU Holder a conditional right to receive one (1) Share for free or the cash equivalent of this Share upon vesting of the RSU.
2.3	Each Stock Option grants the Stock Option Holder the right to, at the discretion of the Company and to be decided upon exercise of the Stock Option, (a) purchase from the Company one (1) Share at the Exercise Price, or (b) receive the cash amount equal to the positive difference between the closing stock price of one (1) Share listed on Euronext Brussels on the Business Day preceding the Exercise Date and the Exercise Price.

English translation – for information purposes only

3	Offer of LTIP Grants
3.1	Offer
3.1.1	The Board of Directors, upon recommendation of the Remuneration Committee, determines the number of RSUs and Stock Options (together a LTIP Grant) offered to each Beneficiary under this Plan. In this respect, the number of Stock Options to be offered will be determined by using the Black Scholes methodology and the number of RSUs to be offered will be determined based on the Share price on the Offer Date.
3.1.2	An Offer does not entail any right for a Beneficiary to additional Offers of LTIP Grants in the future.
3.1.3	The Offer of LTIP Grants under this Plan does not give rise to an implied guarantee of continuous employment by the Group Companies.
3.2	Form of the Offer
The Company notifies the Beneficiary by means of a written notification of the number of Stock Options and RSUs offered to such Beneficiary under the LTIP Grant and indicates the Exercise Price of such Stock Options and the vesting date of the Stock Options and RSUs (the "Offer").
3.3	Free Offer
The LTIP Grants are offered to the Beneficiaries for no consideration.
3.4	Acceptance or refusal of LTIP Grants
3.4.1	Any Beneficiary should accept all or part of the LTIP Grant offered to him by returning a duly completed and executed Acceptance Notification to the Secretary within ninety (90) calendar days after the Offer Date, unless indicated otherwise in the Offer. If the Acceptance Notification is not received in due time, the LTIP Grant shall be deemed to have been refused by the Beneficiary and the rights of the concerned Beneficiary with regard to the LTIP Grant are automatically cancelled. The same is true for explicitly refused LTIP Grants. No financial compensation shall be granted to the Beneficiary for any implicit or explicit refusal.
3.4.2	A Beneficiary has the possibility to accept only part of the LTIP Grant granted to him/her. To this effect, the Beneficiary should mention the exact number of accepted RSUs and the exact number of accepted Stock Options in the Acceptance Notification. If the Beneficiary accepts only part of the RSUs and/or Stock Options granted to him/her, he/she shall be deemed to have refused the other RSUs and/or Stock Options offered to him/her. In such case, no financial compensation shall be granted to the Beneficiary for the refused RSUs and/or Stock Options.

English translation – for information purposes only

3.4.3	Through their acceptance of (part of) the LTIP Grants by means of the Acceptance Notification, the Beneficiaries of LTIP Grants unconditionally accept all the provisions contained in this Plan.
3.4.4	In due course the Company will confirm the Beneficiary's election to accept or to refuse the LTIP Grant and the number of RSUs and/or Stock Options accepted, if any.
4	General Terms of the LTIP Awards
4.1	LTIP Awards granted to Beneficiaries are strictly personal and not eligible for transfer of ownership title or any other form of transfer of (ownership) rights, except in event of decease in which case the LTIP Awards will be transferred to the heirs.
4.2	LTIP Awards cannot be pledged or encumbered directly or indirectly in any way.
4.3	LTIP Awards that have been transferred, pledged or encumbered directly or indirectly in any way in violation of Article 4.1 and/or Article 4.2 of this Plan, shall lapse automatically without any financial compensation for the Beneficiary or its transferee.
5	Specific terms of the Stock Options
5.1	Term of the Stock Options
The Stock Options will have a term starting on the Offer Date and ending at the end of the day prior to the thirteenth (13th) anniversary of the Offer Date of the Stock Options, unless the Board of Directors decides otherwise in the LTIP Grant.
5.2	Vesting of the Stock Options
Subject to Article 10 of this Plan, the Stock Options shall vest as follows:
5.2.1	a first tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder vests as of the first (1st) anniversary of the Offer Date;
5.2.2	a second tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder vests as of the second (2nd) anniversary of the Offer Date; and
5.2.3	a final tranche of 1/3 of the total number of Stock Options accepted by a Stock Option Holder vests as of the third (3rd) anniversary of the Offer Date.
5.3	Exercise of the Stock Options
5.3.1	Vesting requirement
A Stock Option Holder can only validly exercise a Stock Option, in accordance with the procedure described in this Article 5.3 of this Plan, provided that such Stock Option has vested in accordance with Article 5.2 or Article 10 of this Plan.

English translation – for information purposes only

5.3.2	Exercise Period
(i)	As of the date a tranche of Stock Options has vested in accordance with Article 5.2, the Stock Options in such tranche can be exercised up until the end of the Term, unless the Board of Directors has indicated otherwise in the Offer, but in any case in accordance with the dealing code in effect within the Company at the time of the exercise (the "Exercise Period").
(ii)	The Stock Options that have not been exercised within the Exercise Period shall lapse automatically.
5.3.3	Exercise Notification and Exercise Date
(i)	Stock Options can be exercised in the Exercise Period by using a duly completed and executed Exercise Notification. Duly completed Exercise Notifications must be sent to the address indicated therein.
(ii)	The date appearing on the Exercise Notification is the date on which the Stock Options are deemed to have been exercised (the "Exercise Date").
5.3.4	Payment of the Exercise Price
(i)	Unless stated otherwise in the Exercise Notification, full payment of the relevant Exercise Price (as well as all related costs, taxed and duties, if any) must take place at the latest ten (10) Business Days following the Exercise Date, in the manner indicated on the Exercise Notification.
(ii)	Unless indicated otherwise in the Exercise Notification, if the Exercise Price is not received on the bank account indicated in the Exercise Notification within the term foreseen by Article 5.3.4(i) of this Plan, all rights pursuant to or related to the exercised Stock Options will lapse irrevocably.
6	Specific terms of the RSUs
6.1	Vesting of the RSUs
6.1.1	Subject to Article 10 of this Plan, each RSU shall vest on the third (3rd) anniversary of the Offer Date.
6.1.2	On the first Business Day after a RSU Vesting Period (the "Delivery Date") the RSU Holder will receive, at the discretion of the Board of Directors and decided upon at the time of vesting, one (1) Share per RSU or the cash equivalent thereof, determined by multiplying the number of RSUs vested by the VWAP of a Share listed on Euronext Brussels of the five (5) last Business Days of the relevant RSU Vesting Period.

English translation – for information purposes only

6.1.3	If the Board of Directors decides to offer Shares to the RSU Holder rather than the cash equivalent thereof, ownership of such Shares shall transfer to the RSU Holder on the Delivery Date.
6.1.4	In the event that the Company has paid dividends during a RSU Vesting Period the RSU Holder shall be entitled to receive such dividends and such dividends will be paid in cash to the RSU Holder on the Delivery Date.
6.1.5	At the election of the Participant, the Company and the Participant may agree, prior to the end of the RSU Vesting Period, that the Shares to be delivered to the Participant as a result of the vesting of a RSU will be subject to a lock-up period of minimum two (2) years as of the Delivery Date.
7	Lapse of the LTIP Awards in a Leaver Instance
7.1	Good Leaver Events
7.1.1	In case of Retirement of a Participant, all LTIP Awards held by that Participant shall continue to vest in accordance with the respective vesting schedules set out in Article 5.2 and Article 6.1 of this Plan and can be exercised upon vesting in accordance with this Plan.
7.1.2	In case of decease of a Participant, all RSUs held by that Participant shall immediately vest and shall be cash settled by the Company and all Stock Options held by that Participant will immediately vest and can be exercised by the heirs of the Participant in accordance with this Plan.
7.1.3	In case of Disability of a Participant, all LTIP Awards held by that Participant shall immediately vest and can be exercised in accordance with this Plan as of the date of termination of the Professional Relationship as a result of the Disability of the Participant.
7.1.4	If the Professional Relationship between a Participant and a Group Company is terminated by the Participant or the Group Company, for any reason not included in this Article 7.1 or in Article 7.2 of this Plan, all LTIP Awards held by that Participant that are scheduled to vest on or prior to 31 December of the year following the calendar year in which the Professional Relationship was terminated, shall continue to vest in accordance with the respective vesting schedules set out in Article 5.2 and Article 6.1 and can be exercised upon vesting in accordance with this Plan. All LTIP Awards held by that Participant that are scheduled to vest after 31 December of the year following the calendar year in which the Professional Relationship was terminated, shall lapse automatically, without any payment, as of the date the Professional Relationship was terminated, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.

English translation – for information purposes only

7.2	Bad Leaver Event
7.2.1	If the Professional Relationship between a Participant and a Group Company is terminated by the Group Company for Cause, all LTIP Awards held by the Participant shall lapse automatically, without any payment, irrespective of whether the LTIP Awards have vested in accordance with Article 5.2 and Article 6.1 of this Plan, unless the Board of Directors, upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.
7.2.2	In case of Resignation by the Participant, all unvested LTIP Awards held by that resigning Participant shall lapse automatically, without any payment, upon first notification to the Group Company of such termination of the Professional Relationship and all vested and unexercised Stock Options held by a Participant shall expire on the six-month anniversary of such notification, unless the Board of Directors upon recommendation of the Remuneration Committee, would decide otherwise. No Group Company can be held liable for the potential loss incurred by a Participant as a result of the lapsing of the LTIP Awards.
8	Nature and characteristics of the Shares
8.1	The Share acquired as a result of the exercise of a Stock Option or the vesting of a RSU, if any, shall have the same rights and benefits as attached to the other Shares of the Company, and shall be subject to the articles of association of the Company as applicable at the time of exercise.
8.2	Except as set out in this Plan, no Participant shall have any rights as a holder of Shares with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.
8.3	The Shares acquired as a result of the exercise of a Stock Option or the vesting of a RSU shall be in dematerialised form.
9	Adjustments
9.1	Adjustment of the LTIP Awards
In the event of any extraordinary dividend or other extraordinary distribution or if an adjustment of the Share capital would occur, including a capital decrease as a result of a reimbursement to the shareholders, an incorporation of reserves in the capital with the issuance of new Shares, the issuance of new Shares, profit Shares, convertible bonds, bonds with a subscription right, a change of the statutory provisions with respect to the distribution of reserves and other profits and/or the distribution of liquidation bonuses or the distribution as a result of the dissolution of the Company, or a merger, contribution or the transfer of Shares as a consequence of a Share exchange:

English translation – for information purposes only

(i)	the number of the nominal amount of the Shares included in each RSU; and/or
(ii)	the number or the nominal amount of the Shares included in each Stock Option; and/or,
(iii)	the Exercise Price;
can be adjusted, even retroactively, if and to the extent that this is deemed necessary by the Board of Directors, as decided fully discretionary, in order to maintain the value of the benefits attached to the LTIP Awards.
9.2	Notification
The Board of Directors will notify the Participants of each adjustment as referred to in Article 9.1 of this Plan.
10	Change of Control
In the event of a Change of Control, all (and not part of the) LTIP Awards shall automatically be deemed exercisable or otherwise vested and shall be paid, in accordance with the terms and conditions of this Plan.
11	General
11.1	Notifications
Each notification which should be given to the Beneficiary/Participant or each document which should be provided to the Beneficiary/Participant with respect to this Plan, can be delivered at his home address as communicated to the Company, or any other address which the Company reasonably seems appropriate.
11.2	Decision of the Board of Directors
The decisions of the Board of Directors concerning the interpretation of the Plan or concerning any dispute with respect to a LTIP Award or with respect to any affair which relates to this Plan, will be final and decisive.
11.3	Changes to the Plan
11.3.1	The Board of Directors can change the Plan and/or adjust the terms and conditions of the LTIP Awards if they believe that that is necessary or required taking into account, to be in accordance with, or for the moderation of the relevant legal provisions applicable in any relevant jurisdiction, including, but not limited to, tax provisions and securities regulations and currency regulations, provided that it is the intention of the Board of Directors to maintain the terms and conditions of the LTIP Awards granted to such Beneficiaries/Participants in line with the terms and conditions granted to the other Beneficiaries/ Participants.

English translation – for information purposes only

11.3.2	The Board of Directors will notify the Beneficiaries/Participants as soon as possible of each change as referred to in Article 11.3.1 of this Plan.
11.4	Taxes and Expenses
11.4.1	The possible taxes, duties, parafiscal levies due by the Participant as a result of the grant and/or exercise of the LTIP Awards and/or delivery of the Shares, will be exclusively borne by the Participant, without the possibility to claim any compensation therefore from the Company.
11.4.2	The Company and/or any Group Company are entitled to withhold any amount and conclude any agreement they deem necessary or useful in order to comply with any tax and/or social security obligation that results from the grant and/or exercise of the Stock Options and/or delivery of the Shares in accordance with this Plan.
11.4.3	Without prejudice to Articles 11.4.1 and 11.4.2 of this Plan, all costs with respect to the implementation of this Plan will be borne by the Company.
11.5	Nature of the Plan
Notwithstanding any provisions to the contrary included in the Plan:
11.5.1	the granting of the LTIP Awards is not to form part of the rights held by the Participant with respect to remuneration or benefits under his/her Professional Relationship with a Group Company;
11.5.2	nothing contained in the Plan shall prevent the Company or any Group Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of Stock Options and/or RSUs, other types of equity-based awards (subject to approval of the shareholders of the Company if such approval is required) and cash incentive awards, and such arrangements may be either generally applicable or applicable only in specific cases.
11.5.3	the Plan does not confer upon the Participant any right to the continuation of his/her Professional Relationship or continued performance under a statutory position for any period and therefore does not prevent any Group Company from terminating the Professional Relationship or statutory position in accordance with applicable regulations;
11.5.4	the granting of the LTIP Awards cannot be considered as a right acquired for the future.
11.6	Severability
If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.
11.7	Governing Law
11.7.1	The Plan, all Stock Options, all RSUs and their implications are governed by Belgian Law.
11.7.2	The courts of Antwerp have exclusive jurisdiction.

English translation – for information purposes only

Annex A
Acceptance Notification

STOCK OPTIONS AND RSUs OFFERED BY EURONAV NV
ACCEPTANCE NOTIFICATION

MANDATORY RETURN
REGISTERED OR HAND DELIVERY
[date no later than [insert date]]
Euronav NV
f.a.o. Mrs Ann Vleugels
De Gerlachekaai 20
2000 Antwerp
 Belgium

Dear Madam,
 Dear Sir,
Euronav NV Long Term Incentive Plan 2015
Further to the offer I received from Euronav NV on [insert date of offer], I hereby inform you that I:
o	accept ________ RSUs referred to in the offer; this acceptance shall be construed as my unconditional acceptance of all the provisions contained in the Euronav NV Long Term Incentive Plan 2015;
o	refuse ________ RSUs referred to in the offer;
o	accept ________ stock options referred to in the offer; this acceptance shall be construed as my unconditional acceptance of all the provisions contained in the Euronav NV Long Term Incentive Plan 2015;
o	refuse ________ stock options referred to in the offer;
Sincerely,

[signature of the beneficiary]
 [name]
Confirmation of receipt in the event the notification was not returned by registered mail
Date of receipt: _____________

English translation – for information purposes only

Annex B
EURONAV NV LONG TERM INCENTIVE PLAN 2015
EXERCISE NOTIFICATION STOCK OPTIONS

PLEASE WRITE IN CAPITAL LETTERS AND FILL IN ALL APPLICABLE BOXES

1.	PERSONAL DATA
NAME:
ADDRESS:
2.	EXERCISE OF STOCK OPTIONS
I wish to exercise my stock options as follows:
Offer Date:	[insert]

Number of Stock Options:	[insert]

Exercise Price per Stock Option:	EUR [insert]

Total Exercise Price:	EUR [insert]

 [please select one of the options below]
I hereby confirm that I:
o	shall pay the total exercise price within ten (10) business days following the date of this exercise notification by wire transfer to the bank account of the Company: (bank account number to be communicated) and accept to receive Shares in the Company on my securities account [insert]; or,
o	request the Company to sell all the underlying Shares in the Company and to pay in cash the positive difference between the sales price minus transactions costs and taxes and minus the exercise price on the following bank account number [insert]; or,
o	request the Company to sell a portion of the underlying Shares in the Company with the view of financing the exercise price, taking into account the transactions costs and taxes, and to receive the balance of the Shares in the Company on my securities account [insert].
Signature

Return by registered mail or hand delivery:

Euronav NV
F.a.o. Mrs Ann Vleugels
De Gerlachekaai 20
2000 Antwerp
 Belgium